Exhibit 4.2

DESCRIPTION OF SECURITIES

Overland Advantage (“we,” “our,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares of beneficial interest, par value $0.001 per share (“Common Shares”). This summary is not necessarily complete, and we refer you to Delaware law, our Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) and our bylaws for a more detailed description of the provisions summarized below.

General

The Company’s Declaration of Trust authorizes it to issue an unlimited number of shares of beneficial interest. The Declaration of Trust provides that the board of trustees of the Company (the “Board”) may classify or reclassify any unissued shares into one or more classes or series of shares may be established from time to time. As of December 31, 2024, the Company’s only outstanding equity securities are Common Shares. There is currently no market for the Common Shares, and the Company can offer no assurances that a market for such shares will develop in the future. There are no outstanding options or warrants to purchase the Common Shares. No Common Shares have been authorized for issuance under any equity compensation plans. None of our shares are subject to further calls or to assessments, sinking fund provisions, obligations of the Company or potential liabilities associated with ownership of the security (not including investment risks). No shares (including Common Shares) shall entitle the holder to preference, preemptive, appraisal, conversion or exchange rights (except as specified by the Trustees when creating the shares, as in preferred shares).

Rights of Common Shares

Under the terms of the Declaration of Trust, all Common Shares will have equal rights as to voting and, when they are issued, will be fully paid and non-assessable, when the consideration determined by the Board (if any) therefor shall have been received by the Company. Distributions may be paid to the holders of Common Shares if, as and when authorized by the Board and declared by the Company out of funds legally available therefore. Except as may be provided by the Board in setting the terms of classified or reclassified shares, the Common Shares will have no preference, appraisal, conversion or exchange rights. In the event of the Company’s liquidation, dissolution or winding up, each of the Common Shares would be entitled to share pro rata in all of the Company’s assets that are legally available for distribution after it pays all debts and other liabilities.

Shareholders shall have no power to vote on any matter except matters on which a vote of shareholders is required by the Investment Company Act of 1940, as amended (the “1940 Act”), the Declaration of Trust, a resolution of the Board or, after a listing on the national securities exchange (if any) (any such listing, an “Exchange Listing”), by any applicable stock exchange. Each of the Common Shares will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of trustees and each fractional Common Share shall be entitled to a proportionate fractional vote. Except as may be provided by the Board in setting the terms of classified or reclassified shares, the holders of the Common Shares will possess exclusive voting power. There will be no cumulative voting in the election of trustees. Except as provided in the Declaration of Trust, each trustee will be elected by a plurality of the votes cast with respect to such trustee’s election.

Redemptions by the Company

Holders of Common Shares shall not be entitled to require the Company to repurchase or redeem such Common Shares. Each share is subject to redemption (out of the assets of the Company) by the Company at the redemption price equal to the then-current net asset value per share of the relevant class or series of shares, determined in accordance with the Declaration of Trust, at any time if the trustees of the Company determine in their sole discretion that a shareholder has breached any of its representations or warranties contained in such shareholder’s subscription agreement (each, a “Subscription Agreement”) with the Company, and upon such redemption the holders of the shares so redeemed will have no further right with respect thereto other than to receive payment of such redemption price.

Transferability of Common Shares

To the fullest extent permitted by law, prior to an Exchange Listing (if any), the Common Shares shall not be transferable, except as determined otherwise by the Company’s investment adviser (the “Advisor”) in its sole discretion. No transfer will be effectuated except by registration of the transfer on the Company’s books. Each transferee must agree to be bound by the restrictions set forth in the Subscription Agreement and all other obligations as an investor in the Company.

Following an Exchange Listing (if any), investors may be restricted from selling or transferring their Common Shares for a certain period of time by applicable securities laws or contractually by a lock up agreement with the underwriters of the initial public offering or otherwise.

Limitation on Liability; Indemnification and Advancement of Expenses

Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever with the exception of any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. The Declaration of Trust provides that no shareholder will be subject in such capacity to any personal liability whatsoever to any Person (as defined in the Declaration of Trust) in connection with Trust Property (as defined in the Declaration of Trust) or the affairs of the Company. Shareholders will have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the Delaware General Corporation Law. No trustee or officer of the Company will be subject in such capacity to any personal liability whatsoever to any Person, save only liability to the Company or its shareholders arising from bad faith, willful misconduct, gross negligence or reckless disregard for his or her duty to such Person; and, subject to the foregoing exception, all such Persons will look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Company. If any shareholder, trustee or officer, as such, of the Company, is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, he or she will not, on account thereof, be held to any personal liability. Any repeal or modification of the applicable section of the Declaration of Trust will not adversely affect any right or protection of a trustee or officer of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Pursuant to the Declaration of Trust, the Company will indemnify each person who at any time serves as a trustee, officer or employee of the Company (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he or she may be or may have been involved as a party or otherwise or with which he or she may be or may have been threatened, while acting in any capacity set forth in the applicable section of the Declaration of Trust by reason of his having acted in any such capacity, provided, however, that no Indemnitee will be indemnified thereunder against any liability to any person or any expense of such Indemnitee arising by reason of (i) bad faith, (ii) willful misconduct, (iii) gross negligence, or (iv) reckless disregard of the duties involved in the conduct of his or her position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification will be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee (1) was authorized by a majority of the Board or (2) was instituted by the Indemnitee to enforce his or her rights to indemnification hereunder in a case in which the Indemnitee is found to be entitled to such indemnification. The rights to indemnification set forth in the Declaration of Trust will continue as to a person who has ceased to be a trustee or officer of the Company and will inure to the benefit of his or her heirs, executors and personal and legal representatives. No amendment or restatement of the Declaration of Trust or repeal of any of its provisions will limit or eliminate any of the benefits provided to any person who at any time is or was a trustee or officer of the Company or otherwise entitled to indemnification thereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.

Notwithstanding the foregoing, the Company will not indemnify an Indemnitee unless there has been a determination (i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such Indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of the independent trustees who are not parties to the proceeding (“Disinterested Non-Party Trustees”), that the Indemnitee is entitled to indemnification hereunder, or (2) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion concludes that the Indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding will be authorized and made in accordance with the immediately succeeding paragraph below.

In addition, the Declaration of Trust permits the Company to make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Company unless it is subsequently determined that the Indemnitee is entitled to such indemnification and if a majority of the trustees of the Board determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the Indemnitee will provide adequate security for his or her undertaking, (ii) the Company will be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so direct, legal counsel in a written opinion, will conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

Subject to any limitations provided by the 1940 Act and the Declaration of Trust, the Company will have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other Persons providing services to the Company or serving in any capacity at the request of the Company or provide for the advance payment of expenses for such Persons, provided that such indemnification has been approved by a majority of the Board.

Delaware Law and Certain Declaration of Trust Provisions

Organization and Duration

The Company was formed in Delaware on February 10, 2023 and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, the Company is permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Number of Trustees; Vacancies; Removal; Term and Election; Certain Transactions

The Declaration of Trust includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Company by means of a tender offer, proxy contest or otherwise or to change the composition of our Board. This could have the effect of discouraging a third party from seeking to obtain control over the Company. Such attempts could have the effect of increasing the expenses of the Company and disrupting the normal operation of the Company.

The Declaration of Trust provides that the number of trustees will be set only by the Board, which may at any time increase or decrease the number of trustees. The Declaration of Trust provides that the number of trustees generally may not be less than three or more than fifteen. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by the Board in setting the terms of any class or series of preferred shares, pursuant to an election under the Declaration of Trust, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act.

Each trustee shall serve during the continued lifetime of the Company until he or she dies, resigns or is removed, or, if sooner, until the next meeting of shareholders called for the purpose of electing trustees and until the election and qualification of his or her successor.

In the event of a shareholder vote on election of trustees, trustees shall be elected by a plurality of the vote of all holders of the outstanding Common Shares.

The Declaration of Trust grants special approval rights with respect to certain matters to members of the Board who qualify as “Continuing Trustees,” which term means trustees who either (i) have been members of the Board since December 14, 2023, or (ii) were nominated to serve as members of the Board by a majority of the Continuing Trustees then members of the Board.

A majority of the trustees and seventy-five percent (75%) of the Continuing Trustees may, in their sole discretion and without shareholder approval unless such approval is required by the 1940 Act or, after an Exchange Listing (if any), the applicable stock exchange rules, or if such transaction is reasonably anticipated to result in material dilution to the net asset value per share of the Company, to take certain actions not in ordinary course of business, including a merger, conversion, consolidation, or share exchange of the Company or any series or class of the Company’s shares with or into any other person or company or sale of exchange of all or substantially all of the assets of the Company.

Action by Shareholders

The Company’s shareholders will only have voting rights as required by the 1940 Act, following an Exchange Listing (if any) by any applicable stock exchange or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Company is not required to hold annual meetings.

A special meeting of the Company’s shareholders may be called at any time by a majority of the Board, the chairperson or the chief executive officer and will be called by any trustee for any proper purpose upon written request of shareholders holding in the aggregate not less than thirty-three and one-third percent (33-1/3%) of the outstanding shares of the Company, such request specifying the purpose or purposes for which such meeting is to be called, provided that in the case of a meeting called by any trustee at the request of shareholders for the purpose of electing trustees or removing the Company’s investment adviser, the written request of shareholders holding in the aggregate more than fifty percent (50%) of the outstanding shares of the Company or class or series of shares having voting rights on the matter will be required. For a special shareholder meeting to be called for a proper purpose (as used in the preceding sentence), it is not a requirement that such purpose relate to a matter on which shareholders are entitled to vote, provided that if such meeting is called for a purpose for which shareholders are not entitled to vote, no vote will be taken at such meeting.

Any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting, without a prior notice and without a vote if, 66 and ⅔% of the outstanding Common Shares consent, setting forth the action to be taken, is given in writing or by electric transmission by each shareholder entitled to vote thereon, and in each case, is filed with the records of the meeting of the shareholders.

Amendment of the Declaration of Trust; No Approval by Shareholders

The Board may, without shareholder vote, amend or otherwise supplement the Declaration of Trust by making an amendment, a Declaration of Trust supplemental thereto or an amended and restated Declaration of Trust. Shareholders will only have the right to vote on any amendment: (i) to the amendment provision of the Declaration of Trust, (ii) that would adversely affect the powers, preferences or special rights of the shares as determined by the Board in good faith and (iii) submitted to them by the Board. Notwithstanding the foregoing, in connection with an Exchange Listing (if any), the Board may, without the approval or vote of the shareholders, amend or supplement the Declaration of Trust in any manner, including, without limitation, to classify the Board, to impose super-majority approval for certain types of transactions, to impose “control share” type provisions and to otherwise add provisions that may be deemed to be adverse to shareholders. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board for adoption.

An amendment duly adopted by the requisite vote of the Board and, if required, the shareholders as aforesaid, will become effective at the time of such adoption or at such other time as may be designated by the Board or shareholders, as the case may be.

Derivative Actions

No person, other than a trustee, who is not a shareholder will be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No shareholder may maintain a derivative action on behalf of the Company unless holders of at least fifty percent (50%) of the outstanding Common Shares join in the bringing of such action.

In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board to bring the subject action unless an effort to cause the Board to bring such an action is not likely to succeed, and a demand on the Board shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of trustees who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) of this paragraph, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board shall be entitled to retain counsel and other advisors in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse the Company for the expense of any such advisors in the event that the Board determines not to bring such action. For purposes of this paragraph, the Board may designate a committee of one or more trustees to consider a shareholder demand. For the avoidance of doubt, Section 6.10 of the Declaration of Trust, which prohibits derivative actions as set forth above, shall not apply to any claims asserted under the U.S. federal securities laws, or the rules and regulations thereunder.

Exclusive Delaware Jurisdiction

Each trustee, each officer and, except as otherwise agreed in writing by the Company, the Advisor and/or affiliates of the Advisor, each Person legally or beneficially owning a share or an interest in a share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the Delaware Statutory Trust Statute, the Declaration of Trust or the Company’s bylaws (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or the Company’s bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the shareholders or the trustees, or of officers or the trustees to the Company, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the trustees or the shareholders, or (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Delaware Statutory Trust Statute, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute, the Declaration of Trust or the Company’s bylaws relating in any way to the Company (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; provided, however, that the Federal District Courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1940 Act, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

Term of the Company

The Board may, to the extent the trustees deem appropriate, adopt a plan of liquidation at any time, which plan of liquidation may set forth the terms and conditions for implementing the dissolution and liquidation of the Company. Shareholders of the Company will not be entitled to vote on the adoption of any plan of liquidation of the Company or the dissolution and liquidation of the Company, except to the extent required by the 1940 Act. After an Exchange Listing (if any), the Company may be dissolved by the affirmative vote or consent of at least a majority of the Board and 75% of the Continuing Trustees, without the vote of the shareholders.